Exhibit 21.1

The chart below sets out the intercorporate relationship between Alpha Cognition Inc., Alpha Cognition Canada Inc. and Alpha Cognition USA Inc.

Alpha Cognition Inc. (British Columbia)
100%
Alpha Cognition Canada Inc. (British Columbia)
100%
Alpha Cognition USA Inc. (Texas)